FOR IMMEDIATE RELEASE
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                             OSAGE BANCSHARES, INC.
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                                ANNOUNCES RECORD
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                                  EARNINGS AND
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                          INCREASED QUARTERLY DIVIDEND
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April 26, 2007
Pawhuska, OK

         Mark S. White, President and Chief Executive Officer of Osage Bancshares, Inc. (NASDAQ symbol OSBK) and its subsidiary Osage Federal Bank, announced record earnings for the three months ended March 31, 2007 of $292,000 ($.09 per diluted share), which represents a $163,000, or 126.8% increase over the $129,000 ($.04 per diluted share) earned in the same period of 2006. The annualized return on assets for the period was .95%, with an annualized return on equity of 3.58%, compared to .49% and 3.94%, respectively, for the quarter ended March 31, 2006.

         Net interest income for the quarter ended March 31, 2007 was $1,017,000, a $282,000, or 38.3% increase from the same period in 2006. This increase mainly reflects equity proceeds and higher loan balances. Noninterest income for the quarter was $164,000, an $8,000, or 5.5% increase from the quarter ended March 31, 2006. Net servicing fees, miscellaneous fees, and other income all increased for the quarter. Noninterest expense for the quarter ended March 31, 2007 was $721,000, a $29,000 or 4.2% increase over the same quarter last year. Compensation expense increased $10,000 due to normal salary increases, as well as expenses for employee stock benefit plans. Advertising increased $10,000 because of a new ad campaign. Income taxes were $168,000 for the quarter ended March 31,

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2007,  an  increase  of $98,000  over the same  period  last year,  because of a corresponding increase in pretax income.

         Net income for the nine months ended March 31, 2007 was $640,000 ($.19 per diluted share), a $183,000, or 40.1% increase over the $457,000 earned in the same period last year. The annualized return on assets for the current period was .72%, with annualized return on equity of 4.25%, compared to .59% and 4.48%, respectively for the period ended March 31, 2006.

         Net interest income for the nine months ended March 31, 2007 was $2,584,000, increasing $339,000 or 15.1% from the same period last year. The increase in net interest income was principally due to higher loan volumes and equity proceeds. The Company recorded a $10,000 provision for loan losses for the period ended March 31, 2007 compared to a $12,000 provision in the prior year period. Noninterest income for the current nine month period was $495,000, a $3,000 decrease from $498,000 for the same period last year. Gains on sales of loans were down $24,000 due to lower volumes sold. Noninterest expense increased $55,000, or 2.7% to $2,077,000 for the current year, principally due to normal raises, increased employee insurance and employee stock ownership costs. Auditing and other SEC filing expenses decreased $19,000 during the period. Income taxes for the current nine month period were $351,000, increasing $99,000 over the same period last year, because of a corresponding increase in pretax income.

         Total assets increased $13.8 million from June 30, 2006, and as of March 31, 2007 were $126.0 million, while stockholders' equity increased $22.0 million to $35.2 million. This increase was primarily attributable to the $21.5 million of equity raised during the conversion.

         Loans receivable totaled $82.6 million as of March 31, 2007, an increase of $4.7 million from June 30, 2006. The increase was principally due to nonresidential real estate loan growth. The

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Company's asset quality ratios remain strong. There were no non-performing loans at March 31, 2007, compared to a .04% ratio of non-performing loans to total loans as of March 31, 2006. The allowance for loan losses at March 31, 2007 was $403,000, and represented .48% of total loans. Net charge-offs for the nine months ended March 31, 2007 quarter were $7,000 compared to $21,000 in the same period of 2006. Deposits increased $12.1 million, or 18.9%, from June 30, 2006 to $76.4 million as of March 31, 2007, due to growth in public funds and rate promotions on certificates of deposit. Federal Home Loan Bank advances totaled $13.0 million, a $20.4 million decrease from June 30, 2006. The decrease was primarily due to the use of deposits to pay off our short-term borrowings.

         The Company also announced that its Board of Directors had declared its second quarterly cash dividend of $.07 per share, payable May 22, 2007 to stockholders of record as of May 8, 2007. This is an increase of $.01 per share over the first quarterly dividend. It is the Board of Directors' current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

         On January 17, 2007, Osage Federal MHC (the "MHC") completed its reorganization into stock form and Osage Bancshares, Inc. (the "Company") succeeded to the business of the MHC's former federal mid-tier holding company subsidiary, Osage Federal Financial, Inc., which ceased to exist. Each outstanding share of common stock of Osage Federal Financial, Inc. was converted into 1.5739 shares of common stock of the Company. As part of the transaction, the Company sold a total of 2,513,880 shares to the public at $10 per share, including 201,828 shares purchased by the Company's employee stock ownership plan with funds borrowed from the Company.

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         Osage  Bancshares,  Inc.,  through its  subsidiary  Osage Federal Bank, operates two offices and two automated teller machines in Osage and Washington Counties. The company's stock is traded on the NASDAQ under the symbol OSBK.

         Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

             Contact:  Sue A. Smith
             Vice President and Chief Financial Officer
             OSAGE BANCSHARES, INC.
             918-287-2919

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